UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

WEGENER CORPORATION
(Exact name of registrant
as specified in its charter)

Delaware	0-11003	81-0371341
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

11350 Technology Parkway, Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (770) 623-0096

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

Going Concern Audit Opinion
Wegener Corporation (the “Company”), in compliance with The Nasdaq Stock Market (“Nasdaq”) Marketplace Rule 5250(b)(2), on December 3, 2009, issued a press release  announcing that the audit report included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2009 expresses an unqualified audit opinion from its independent registered public accounting firm, BDO Seidman, LLP, but contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.  A copy of the press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2009, the Company received a notice (the “Notice”) from Nasdaq indicating that the Company’s shareholders’ equity as of August 28, 2009, did not meet the minimum requirement of $2,500,000 for continued listing as set forth in Continued Listing Standards for Primary Equity Securities Rule 5550(b) (the “Equity Rule”). In addition, the Notice stated that, as of November 27, 2009, the Company did not meet the Equity Rule’s listing alternatives of (i) a market value of listed securities of $35 million, or (ii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

 In addition, as previously reported in a Form 8-K as filed with the Commission on August 22, 2008, the Company previously received a notice from Nasdaq indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Marketplace Rule”).  The notice also stated that the Company had been provided with 180 calendar days, or until February 17, 2009, to regain compliance in accordance with Marketplace Rule 4310(c)(8)(D).  On October 16, 2008, Nasdaq announced it had temporarily suspended enforcement of the minimum bid price and minimum market value of publicly held shares through January 16, 2009. A subsequent suspension announced by Nasdaq extended the enforcement date through July 31, 2009, which gave the Company until December 7, 2009, to regain compliance with the Marketplace Rule.  Because the Company will not be in compliance with the Marketplace Rule or The Nasdaq Capital Market initial listing criteria on December 7, 2009, the Nasdaq staff will then provide written notification that our securities will be delisted.

  The Company currently intends to appeal any determination by the Nasdaq staff to delist the Company’s securities to a Listing Qualifications Panel pursuant to the Marketplace Rule.  In addition, we currently intend to exercise our right, as provided under Nasdaq procedures, to present a plan to regain compliance with the Equity Rule, including a time line for compliance, at a hearing before a Listing Qualifications Panel.  Nasdaq staff has informed the Company that any appeal and submission of a plan for compliance with the minimum shareholders’ equity and minimum share bid price rules would be presented at a single hearing.  No assurances can be given that such appeal and submission of a plan for compliance, if made and presented, will be successful. The Company’s securities will continue to be listed on Nasdaq during this appeal process.  As required by Nasdaq Listing Rule 5810(b), the Company has issued a press release reporting the receipt of the Notice and the Nasdaq rules upon which it is based.  A copy of the press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.

Item 8.01	Other Events.

David E. Chymiak Promissory Note
On November 30, 2009, the maturity date of the Company’s unsecured Promissory Note in the amount of two hundred and fifty thousand dollars ($250,000) was extended until May 31, 2010.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

99.1 Press release dated December 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation

Date: December 3, 2009
	By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated December 3, 2009.